    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2008

                                                               FILE NO. 811-2611
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
      AMENDMENT NO. 30                                           [X]

                            VAN KAMPEN EXCHANGE FUND
                        A CALIFORNIA LIMITED PARTNERSHIP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN THE AGREEMENT OF LIMITED PARTNERSHIP)

                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)
                                 (212) 296-6990
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                             AMY R. DOBERMAN, ESQ.
                               MANAGING DIRECTOR
                          VAN KAMPEN INVESTMENTS INC.
                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:

                            CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

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                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 30 to the Registration Statement incorporates herein by reference the Part A and Part B as filed in Post-Effective Amendment No. 29 of the Registrant on April 26, 2007.

Part A is hereby supplemented as follows:

     The fourth paragraph in "ITEM 5. MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE" is hereby deleted in its entirety and replaced with the following:

     The Fund is managed by Hooman Yaghoobi, an Executive Director of the Adviser and Teimur Abasov, a Vice President of the Adviser. Mr. Yaghoobi has been associated with the Adviser in an investment management capacity since 1995 and began managing the Fund in February 2008. Mr. Abasov has been associated with the Adviser in an investment management capacity since March 2005 and began managing the Fund in February 2008. Prior to March 2005, Mr. Abasov was a professor at the University of California, Irvine. Messrs. Hooman and Teimur are jointly and primarily responsible for the day-to-day management of the Registrant's portfolio.

Part B is hereby supplemented as follows:

     The first paragraph in "ITEM 15.  PORTFOLIO MANAGERS: FUND MANAGEMENT
      -- OTHER ACCOUNTS MANAGED BY THE PORTFOLIO MANAGERS" is hereby deleted in its entirety and replaced with the following:

     As of December 31, 2007, Hooman Yaghoobi managed 11 registered investment companies with a total of $5.6 billion in assets; no pooled investment vehicles other than registered investment companies; and one other account with a total of approximately $77.1 million in assets.

     As of December 31, 2007, Teimur Abasov managed six registered investment companies with a total of $4.1 billion in assets; no pooled investment vehicles other than registered investment companies; and no other accounts.

                                     PART C

                               OTHER INFORMATION

ITEM 23.  EXHIBITS

                   (a)          Restated and Amended Certificate and Agreement of Limited
                                Partnership(20)
                      (1)       Amendment to Certificate of Limited Partnership, on Form
                                LP-1(16)
                      (2)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(17)
                      (3)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(19)
                      (4)       Amendment to Certificate of Limited Partnership, on Form
                                LP-2(20)
                   (b)(1)       Bylaws(20)
                      (2)       Amended and Restated Bylaws(28)
                   (c)          Copy of Specimen Certificate(20)
                   (d)(1)       Investment Advisory Agreement(19)
                   (d)(2)       Amendment Number One to the Investment Advisory
                                Agreement(27)
                   (e)          Not Applicable
                   (f)          Not Applicable
                   (g)(1)(a)    Custodian Contract*
                         (b)    Amendment dated May 24, 2001 to Custodian Contract(23)
                         (c)    Amendment dated October 3, 2005 to Custodian Contract(28)
                      (2)       Amended and Restated Transfer Agency and Service
                                Agreement(29)
                      (3)       Fund Accounting Agreement(29)
                   (h)          Not Applicable
                   (i)          Not Applicable
                   (j)          Consent of Deloitte & Touche LLP(29)
                   (k)          Not Applicable
                   (l)          Not Applicable
                   (m)          Not Applicable
                   (n)          Not Applicable
                   (o)          Not Applicable
                   (p)(1)       Code of Ethics of the Investment Adviser and Distributor(29)
                      (2)       Code of Ethics of the Fund(22)

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(16) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.

(17) Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.

 (*) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van
     Kampen Growth and Income Fund's Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.

(19) Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.

(20) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 23, 1999.

(22) Incorporated herein by reference to Post-Effective Amendment No. 22 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 2001.

(23) Incorporated herein by reference to Post-Effective Amendment No. 23 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 25, 2002.

(27) Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed May 2, 2005.

(28) Incorporated herein by reference to Post-Effective Amendment No. 28 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 28, 2006.

(29) Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 2007.

 +   Filed herewith.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 25.  INDEMNIFICATION

     Article XIII, Section 13.4 of the Registrant's Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

     "The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise."

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     See "Management, Organization and Capital Structure" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 27. PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books and other documents of the Registrant required by
Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by the Registrant will be maintained at its offices, located at Van Kampen Investments Inc., 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555, Van Kampen Investor Services Inc., Harborside Financial Center, Plaza 2, Jersey City, New Jersey 07303-0947, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171; and (ii) by the Adviser, will be maintained at its offices, located at 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555.

ITEM 29.  MANAGEMENT SERVICES

     Not applicable.

ITEM 30.  UNDERTAKINGS

     Not applicable.

                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and the State of New York, on the 7th day of February, 2008.
                                    VAN KAMPEN EXCHANGE FUND

                                    By /s/ RONALD E. ROBISON
                                      ------------------------------------------
                                            Ronald E. Robison
                                            President

                            VAN KAMPEN EXCHANGE FUND

                INDEX TO EXHIBITS TO AMENDMENT NO. 30, FORM N-1A

EXHIBIT                              DESCRIPTION OF
  NO.                                   EXHIBIT
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              None